EXHIBIT 11

                        COMPUTATION OF BASIC AND DILUTED
                               EARNINGS PER SHARE
                                   (UNAUDITED)

                                                          For Quarter Ended
                                               ----------------------------------------

                                               September 30, 2000    September 30, 1999
                                               ------------------    ------------------
Number of shares on which basic
  earnings per share is calculated:

Average shares outstanding during period          1,758,139,220          1,805,214,582

Add - Incremental shares under stock
  compensation plans                                 48,576,513             60,953,163

Add - Incremental shares associated
  with contingently issuable shares                   3,075,978              3,447,351
                                                ---------------        ---------------

Number of shares on which diluted
  earnings per share is calculated                1,809,791,711          1,869,615,096
                                                ===============        ===============

Net income applicable to common
  shareholders (millions)                       $         1,958        $         1,757

Less- net income applicable to
  contingently issuable shares (millions)                    (2)                    12
                                                ---------------        ---------------

Net income on which diluted earnings
  per share is calculated (millions)            $         1,960        $         1,745
                                                ===============        ===============

Diluted earnings per share                      $          1.08        $          0.93

Basic earnings per share                        $          1.11        $          0.97

      Stock options to purchase 26,387,801 shares and 22,701,344 shares were outstanding as of September 30, 2000 and 1999, respectively, but were not included in the computation of diluted earnings because the options' exercise price was greater than the average market price of the common shares and, therefore, the effect would have been antidilutive. Net income applicable to common shareholders excludes preferred stock dividends of $5 million for the three months ended September 30, 2000 and 1999.

                        COMPUTATION OF BASIC AND DILUTED
                        EARNINGS PER SHARE - (continued)
                                   (UNAUDITED)

                                                      For  Nine Months Ended
                                              ----------------------------------------

                                              September 30, 2000    September 30, 1999
                                              ------------------    ------------------
Number of shares on which basic
   earnings per share is calculated:

Average shares outstanding during period          1,767,648,237        1,813,707,108

Add - Incremental shares under stock
   compensation plans                                49,501,729           61,009,102

Add - Incremental shares associated
   with contingently issuable shares                  2,131,485                    0
                                                 --------------       --------------

Number of shares on which diluted
   earnings per share is calculated               1,819,281,451        1,874,716,210
                                                 ==============       ==============

Net income applicable to common
   shareholders (millions)                       $        5,408       $        5,608

Less - net income applicable to
   contingently issuable shares (millions)                    7                    0
                                                 --------------       --------------

Net income on which diluted earnings
   per share is calculated (millions)            $        5,401       $        5,608
                                                 ==============       ==============

Earnings per share of common
   stock - assuming dilution                     $         2.97       $         2.99

Earnings per share of common
   stock - basic                                 $         3.06       $         3.09

      Stock options to purchase 25,157,800 shares as of September 30, 2000 and 23,165,081 shares as of September 30, 1999 were outstanding, but were not included in the computation of diluted earnings because the options' exercise price was greater than the average market price of the common shares, and therefore, the effect would have been antidilutive. In addition, 3,215,252 restricted stock units as of September 30, 1999 relating to the company's Long-Term Performance Plan were not included in the computation of diluted earnings as their effect would have been antidilutive. Net income applicable to common shareholders excludes preferred stock dividends of $15 million for the nine months ended September 30, 2000 and 1999.


                                     - 23 -